Exhibit 3.6

OTELCO TELEPHONE LLC

(a Delaware Limited Liability Company)

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

Dated as of November __, 2004

-i-

THIRD AMENDED AND RESTATED OPERATING AGREEMENT dated as of November __, 2004, of OTELCO TELEPHONE LLC, a Delaware limited liability company (the “Company”).

The parties are entering into this Agreement for the purpose of forming a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. 18-101 et seq. (the “Delaware Act”).

WHEREAS, the parties to the Second Amended and Restated Operating Agreement dated as of January 5, 1999, among the Company and the Member (the “Prior Agreement”), desire to amend and restate the Prior Agreement;

ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1          When used in this Agreement, the following capitalized terms have the meanings ascribed to them below:

“Board” means the board of managers designated pursuant to Section 4.1.

 “Company” has the meaning set forth in the Caption.

“Delaware Act” has the meaning ascribed to such term in the Recitals.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

 “Manager” means a member of the Board as designated in, or selected pursuant to, Section 4.1.

“Member” shall mean Otelco Holdings LLC, a Delaware limited liability company.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prior Agreement” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Units” means collectively or individually, the units representing an interest in the Company.

1.2          The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the terms or provisions of this Agreement.

1.3          The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

ARTICLE II

NAME; FORMATION; AUTHORIZED UNITS; PURPOSE

2.1          Name.  The name of the Company shall be Otelco Telephone LLC or such other name as the Board may from time to time hereafter designate.

2.2          Formation.  The Company was formed upon the execution and filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on October 20, 1998.  The parties hereto ratify and confirm the filing of the Certificate of Formation.

2.3          Authorized Units.  The Company shall be authorized to issue from time to time up to 2,000,000 Units, which may be issued pursuant to such agreements as the Board or a committee thereof shall approve, including pursuant to options or warrants.  The Units shall entitle the holders thereof to such rights as shall be designated by the Board upon the original issuance of any Unit.

2.4          Purpose.  The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board from time to time.

ARTICLE III

OFFICES

3.1          Principal Office.  The principal office of the Company, and such additional offices as the Board may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board may designated from time to time.

3.2          Registered Office.  The registered office of the Company in the State of Delaware is located at 9 East Loockerman Street, Suite 1B, City of Dover, County of Kent 19901.  The registered agent of the Company for service of process at such address is National Registered Agents, Inc.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1          Board of Managers.

(a)           Powers; Composition; Selection.  Subject to the delegation of rights and powers provided for herein, the Board shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.  The Board shall initially consist of two (2) Managers and thereafter the number of Managers shall be determined by the Member from time to time.  The Managers shall be selected by the Member and any vacancies in the authorized number of Managers may be filled by a vote of the Board.  A Manager that is not an individual may act through its duly authorized representative.  A Manager does not have to be a Member.

(b)           Resignation; Removal.  Managers shall serve until they resign, die, become incapacitated or are removed.  Any Manager can be removed with or without cause by the Member.  Determinations to be made by the Managers in connection with the conduct of the business of the Company shall be made in the manner provided herein.

(c)           Place of Meetings; Meetings by Telephone.  All meetings of the Board may be held at any place that has been designated from time to time by resolution of the Board.  In the absence of such a designation, regular meetings shall be held at the principal place of business of the Company.  Any meeting, regular or special, may be held by conference telephone or similar communication equipment so long as all Managers participating in the meeting can hear one another, and all Managers participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting.

(d)           Regular Meetings.  Regular meetings of the Board shall be held at such times and at such places as shall be fixed by unanimous approval of the Managers.  Such regular meetings may be held without notice.

(e)           Special Meetings.  Special meetings of the Board for any purpose or purposes may be called at any time by the Member or any Manager.  Notice of the time and place of a special meeting shall be delivered personally or by telephone to each Manager or sent by first-class mail, by telegram or telecopy (or similar electronic means) or by nationally recognized overnight courier, charges prepaid, addressed to each Manager at that Manager’s address as it is shown on the records of the Company.  If the notice is mailed, it shall be deposited in the United States mail least five calendar days before the time of the holding of the meeting.  If the notice is delivered personally or by telephone or by telegram, telecopy (or similar electronic means) or overnight courier, it shall be given at least 24 hours before the time of the holding of the meeting.  Any oral notice given personally or by telephone may be communicated either to the Manager’s or to a person at the office of the Manager who the person giving the notice has reason to believe will promptly communicate it to the Manager.  The notice need not specify the purpose of the meeting.

(f)            Waiver of Notice.  Notice of any meeting need not be given to any Manager who either before or after the meeting signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes.  The waiver of notice or consent need not specify the purpose of the meeting.  All such waivers, consents, and approvals shall be filed with the records of the Company or made a part of the minutes of the meeting.  Notice of a meeting shall also be deemed given to any Manager who attends the meeting without protesting at or prior to its commencement the lack of notice to that Manager.

(g)           Quorum; Chairman.  A majority of the authorized number of Managers shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 4.1(h).  Every act or decision done or made by the affirmative vote of a majority of the Managers present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, except to the extent that the vote of a higher number of Managers is required by this Agreement or applicable law.  The Board may from time to time appoint any Manager to serve as Chairman of the Board, who shall preside at all meetings of the Board and of the Member.  If at the time of any such meeting, there shall not be a Chairman of the Board, then the Board shall appoint a person to preside at such meeting.

(h)           Adjournment.  A majority of the Managers present at any meeting, whether or not constituting a quorum, may adjourn any meeting to another time and place.  Notice of the time and place of holding an adjourned meeting need not be given unless the meeting is adjourned for more than 48 hours, in which case notice of the time and place shall be given before the time of the adjourned meeting in the manner specified in Section 4.1(e).

(i)            Action Without a Meeting.  Any action to be taken by the Board at a meeting may be taken without such meeting by the written consent of a majority of the Managers then in office (or such higher number of Managers as is required to authorize or take such action under the terms of this Agreement or applicable law).  Any such written consent may be executed and given by telecopy or similar electronic means.  Such written consents shall be filed with the minutes of the proceedings of the Board.  If any action is so taken by the Board by the written consent of less than all of the Managers, prompt notice of the taking of such action shall be furnished to each Manager who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

(j)            Delegation of Power.  Any Manager may, by power of attorney, delegate his power to any other Manager or Managers; provided, however, that in no case shall fewer than two (2) Managers personally exercise the powers granted to the Managers, except as otherwise provided by resolution of the Board.  A Manager represented by another Manager pursuant to such power of attorney shall be deemed to be present for purposes of establishing a quorum and satisfying any voting requirements.  The Board may, by resolution, delegate any or all of their powers and duties granted under this Agreement to one or more committees of the Board, each consisting of one or more Managers, or to one or more officers, employees or agents (including, without limitation, the Member), and to the extent any such powers or duties are so delegated, action by the delegate or delegates shall be deemed for all purposes to be action by the Board.  All such delegates shall serve at the pleasure of the Board.  To the extent applicable, notice shall be given to, and action may be taken by, any delegate of the Board as herein provided with respect to notice to, and action by, the Board.

(k)           Committees.  The Board may, by resolution or resolutions passed by at least a majority of the fully constituted Board, which to the extent provided in said resolution or resolutions shall have and may exercise the powers of the Board in the management of the business and affairs of the Company, such committee or committees to have such name or names as may be determined from time to time by resolution adopted by the Board.  The members of any such committee having a majority in voting power (in accordance with the authorization of the Board providing for the creation and existence of any such committee) may determine the committee’s action and fix the time and place of the committee’s meetings, unless the Board shall otherwise provide.  The Board shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time.  Each such committee shall consist of one or more Managers of the Company.  Furthermore, except for any audit committee, each committee shall be empowered solely to make recommendations to (and not take action on behalf of) the Board on issues considered by such committee.

4.2          Officers.

(a)           General.  The principal officers of the Corporation shall be a Chairman, if one is appointed (and any references to the Chairman shall not apply if a Chairman has not been appointed), a President, a Secretary and a Treasurer, and may include such other officers as the Board may appoint pursuant to paragraph (c) of this Section 4.2.  Any two or more offices may be held by the same person.

(b)           Election of Officers.  The officers of the Company shall be chosen by the Board, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

(c)           Additional Officers.  The Company may have such other officers, agents and employees as the Board may deem necessary from time to time, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Board (or, to the extent the power to prescribe authorities and duties of additional officers is delegated to him or her, the Chief Executive Officer or the President) may from time to time determine.

(d)           Removal and Resignation of Officers.  Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, with or without cause, by the Board at any regular or special meeting of the Board or by such officer, if any, upon whom such power of removal may be conferred by the Board.  Any officer may resign at any time by giving written notice to the Company.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice, and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

(e)           Vacancies in Offices.  A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Board.  The Chief Executive Officer or the President may make temporary appointments to a vacant office reporting to the Chief Executive Officer or the President pending action by the Board.

(f)            Chief Executive Officer.  The Chief Executive Officer shall, subject to the control of the Board, share with the President the general supervision, direction and control of the business and the offices of the Company.  He or she shall have the general power and duties of management usually vested in the office of Chief Executive Officer of a corporation and shall have such other powers and duties as may be prescribed by the Board or this Agreement.

(g)           President.  The President shall, subject to the control of the Board and the Chief Executive Officer, share with the Chief Executive Officer the general supervision, direction and control of the business and the officers of the Company.  He or she shall have the general powers and duties of management usually vested in the office of President of a corporation and shall have such other powers and duties as may be prescribed by the Board or this Agreement.

(h)           Secretary.  The Secretary shall keep or cause to be kept at the principal place of business of the Company or such other place as the Board may direct a book of minutes of all meetings and actions of the Board, committees or other delegates of the Board and the Members.  The Secretary shall give or cause to be given notice of all meetings of the Members and of the Board (or committees or other delegates thereof) required to be given by these Bylaws or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President or by these Bylaws.

(i)            Treasurer.  The Treasurer shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company.  The books of account shall at all reasonable times be open to inspection by any Manager.  The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositaries as may be designated by the Board.  The Treasurer shall disburse the funds of the Company as may be ordered by the Board, shall render to the Chief Executive Officer, the President and the Board, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Company and shall have other powers and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the President or this Agreement.

4.3          Company Action.  Except as otherwise provided herein or by the Board, when the taking of such action has been authorized by the Board, any Manager or officer of the Company or any other Person specifically authorized by the Board may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates of amendment to the Company’s Certificate of Formation, one or more restated certificates of formation and certificates of merger or consolidation and, upon the dissolution and completion of winding up of the Company, a certificate of cancellation canceling the Company’s Certificate of Formation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MEMBER

The Member represents and warrants as follows:

5.1          Binding Obligation, Etc.  This Agreement has been duly executed and delivered by the Member and is the valid and binding obligation of the Member, enforceable against the Member in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in equity or at law).

5.2          Compliance with other Instruments.  The execution, delivery and performance by the Member of this Agreement, the consummation of the transactions contemplated thereby, and the compliance by the Member with the provisions thereof, will not (i) violate or conflict with or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon the Member’s Units pursuant to, the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Member is a party or by which the Member or the Member’s properties or assets are bound, or (iii) violate any provision of law, statute, rule, regulation, order, judgment, award, writ, injunction or decree applicable to the Member or any of the Member’s properties or assets.

5.3          Authorization.  No permit, authorization, consent or approval of or by, or notification of or filing with, any Person is required in connection with the execution, delivery or performance by such Member of this Agreement, other than filings contemplated herein.

5.4          Investment by the Member.

(a)           The Member is acquiring the Units to be acquired by such Member for such Member’s own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(b)           The Member understands that the Units have not been, and will not upon issuance be, registered or qualified under the Securities Act, or any applicable state securities laws, by reason of their issuance in a transaction exempt from the registration or qualification requirements of the Securities Act and such laws, and that the Units must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such laws or is exempt from such registration or qualification.

(c)           The Member is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

(d)           The Member understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Member) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances only in limited amounts.

(e)           The Member (A) has been furnished with or has had access to the information such Member has requested from the Company, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and (C) has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable such Member to understand and evaluate the risks of and form an investment decision with respect to its or his investment in the Units.

(f)            The Member has no need for liquidity in his or her investment in the Units and is able to bear the economic risk of his, her or its investment in the Units and the complete loss of all of such investment.

(g)           The Member understands that there is no public market for the Units and that the transferability of the Units is restricted.

(h)           The Member recognizes that an investment in the Company involves certain risks, and has taken full cognizance of, and understands all of, the risk factors related to the purchase of the Units.  The Member has consulted with his or her professional, tax and legal advisors with respect to the Federal, state, local and foreign income tax consequences of the undersigned’s participation as a Member of the Company.

ARTICLE VI

CAPITAL CONTRIBUTIONS; ISSUANCE OF UNITS; DISTRIBUTIONS

6.1          Outstanding Units.  The Member owns 100 Units.

6.2          Certificated Units.  Units of the Company may be certificated and, if so certificated, shall be securities within the meaning of Article 8 of the Uniform Commercial Code of the State of New York.

6.3          Distributions.  All distributions of the assets of the Company, whether in cash or in kind, shall be made at such times and in such amounts as the Board may determine.

6.4          Liability for Return of Capital.   No Manager shall have any liability for the return of the Member’s capital contribution, which capital contribution shall be payable solely from the assets of the Company at the absolute discretion of the Board, subject to the requirements of the Delaware Act.

6.5          Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

ARTICLE VII

MAINTENANCE AND INSPECTION OF RECORDS

7.1          Records.  The accounting books and records, minutes of proceedings of the Member and the Board and any committees or delegates of the Board and all other information pertaining to the Company that is required to be made available to the Member under the Delaware Act shall be kept at such place or places designated by the Board or in the absence of such designation, at the principal place of business of the Company.  The minutes shall be kept in written form and the accounting books and records and other information shall be kept either in written form or in any other form capable of being converted into written form.  The books of account and records of the Company shall be maintained in accordance with generally accepted accounting principles consistently applied during the term of the Company, wherein all transactions, matters and things relating to the business and properties of the Company shall be currently entered, subject to such reasonable standards (including standards, governing what information and documents are to be furnished and at whose expense) as may be established by the Board from time to time, minutes, accounting books and records and other information shall be open to inspection upon the written demand of the Member at any reasonable time during usual business hours for purposes reasonably related to the Member’s interests as a Member.  Any such inspection may be made in person or by an agent or attorney and shall include the right to copy and make extracts.  Notwithstanding the foregoing, the Board shall have the right to keep confidential from the Member for such period of time as the Board deems reasonable any information which the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interests of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

7.2          Inspection by Managers.  Every Manager shall have the right at any reasonable time to inspect all books, records and documents of every kind and the physical properties of the Company for a purpose reasonably related to his position as a Manager.  This inspection by a Manager may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.

ARTICLE VIII

GENERAL MATTERS

8.1          Checks, Drafts, Evidence of Indebtedness.  All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness issued in the name of or payable by the Company shall be signed or endorsed in such manner and by such person or persons as shall be designated from time to time in accordance with the resolution of the Board.

8.2          Shares or Units of Other Entities Held by Company.  The Chief Executive Officer, the President or any other person authorized by the Board or by any of the foregoing designated officers is authorized to vote or represent on behalf of the Company any and all shares or units of any corporation, partnership, limited liability company, trusts or other entities, foreign or domestic, standing in the name of the Company.  Such authority may be exercised in person or by a proxy duly executed by such designated person.

8.3          Seal.  The Board may approve and adopt an official seal of the Company, which may be altered by them at any time.  Unless otherwise required by the Board, any seal so adopted shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Company.

ARTICLE IX

INDEMNIFICATION OF MANAGERS,
OFFICERS, EMPLOYEES AND AGENTS

(a)           Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a Manager or an officer of the Company, or is or was serving at the request of the Company as a Manager, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such a Proceeding is alleged action or omission in an official capacity as a Manager, officer, employee or agent or in any other capacity while serving as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence or gross negligence but excluding indemnification (i) for acts or omissions involving actual fraud or willful misconduct or (ii) with respect to any transaction from which the Indemnitee derived an improper personal benefit), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(b)           The right to indemnification conferred in paragraph (a) shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of its final disposition (an “Advancement of Expenses”).  The rights to indemnification and to the advancement of expenses conferred in paragraph (a) and this paragraph (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a Manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)           The rights to indemnification and to the Advancement of Expenses conferred in this ARTICLE IX shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, agreement, vote of the Managers or otherwise.

(d)           The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, consultant, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Delaware Act.

(e)           The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this ARTICLE IX with respect to the indemnification and Advancement of Expenses of Managers and officers of the Company.

ARTICLE X

MISCELLANEOUS

10.1        Amendments.  This Agreement may be amended only upon the written consent of the Board and the Member.

10.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

10.3        Entire Agreement.  This Agreement and the other writings referred to herein or therein contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings with respect the subject matter hereof, including the Prior Agreement; provided that no consent to any transaction set forth therein shall be affected by this Section 10.3.

IN WITNESS WHEREOF, the undersigned have duly executed this Third Amended and Restated Operating Agreement as of the date first written above.

OTELCO HOLDINGS LLC

By:
Name:	Michael D. Weaver
Title:	President